Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8), SEC File Nos. 333-148460 and 333-189077, pertaining to (i) the 1999 Share Option Plan, 2000 Share Option plan, Israel 2003 Share Option Plan and 2007 Share Incentive Plan and (ii) the 2007 Share Incentive Plan , respectively, of Lumenis Ltd. (the “Company”), of our report dated March 28, 2012 (except for Note 19.a as to which the date is February 13, 2014) with respect to  the consolidated balance sheet of Lumenis Ltd and its subsidiaries as of December 31, 2011 and the related consolidated statements of  operations, comprehensive income, changes in shareholder’s equity (deficiency) and cash flows for the year ended December 31, 2011, included in its Annual Report (Form 20-F) for the year ended December 31, 2013.

March 27, 2014 Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A member firm of Ernst & Young Global